                             Policy Number SPECIMEN

                          Insureds  JOHN DOE
                                    JANE DOE

          Initial Specified Amount  $500,000          Date of Issue  MAY 1, 2000

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

A Stock Company            Home Office Location: 100 Madison Street, Suite 1860
                                                 Syracuse, New York

                  Administrator Mailing Address: The Lincoln National Life
                                                 Insurance Company
                                                 350 Church Street
                                                 Hartford, CT 06103-1106

Lincoln Life & Annuity Company of New York ("Lincoln Life") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the death of the second Insured to die during the continuance of the policy. Such payment shall be made as provided under GENERAL PROVISIONS, PAYMENT OF PROCEEDS. Lincoln Life further agrees to pay the surrender value to the Owner upon surrender of the policy.

RIGHT TO EXAMINE THE POLICY. The policy may be returned to the insurance agent through whom it was purchased or to Lincoln Life within 10 days after receipt of the policy (60 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the policy is so returned, it will be deemed void from the Date of Issue and Lincoln Life will refund all premium paid. If the policy is not returned, the premium payment will be processed as set forth in PREMIUM AND REINSTATEMENT PROVISIONS, ALLOCATION OF NET PREMIUM Payments.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE DATE OF ISSUE EQUAL THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER INSURANCE COVERAGE PROVISIONS.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, the policy is executed by Lincoln Life as of the Date of Issue.




                               Registrar

  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS
   Non-Participating Variable life insurance payable upon death of the second
                                Insured to die.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
   Flexible premiums payable to when the younger Insured reaches or would have reached Age 100 or the death of the second Insured to die, whichever is earlier.
                Investment results reflected in policy benefits.
          Premium Payments and Supplementary Coverages as shown in the
                             Policy Specifications.

LN656                                NY

                                TABLE OF CONTENTS

                                                                           PAGE*

Policy Specifications                                                        3

Schedule 1:  Surrender Charges                                               5

Schedule 2:  Expense Charges and Fees                                        6

Schedule 3:  Table of Guaranteed Maximum Cost of Insurance Rates             7

Schedule 4:  Corridor Percentages Table                                      8

Definitions                                                                  9

Premium and Reinstatement Provisions                                         11

Ownership, Assignment and Beneficiary Provisions                             13

Variable Account Provisions                                                  14

Policy Values Provisions                                                     15

Transfer Privilege Provision                                                 17

Optional Sub-Account Allocation Programs                                     18

Nonforfeiture and Surrender Value Provisions                                 18

Loan Provisions                                                              19

Insurance Coverage Provisions                                                20

General Provisions                                                           23


Followed by Optional Methods of Settlement and any Riders


*Page 4 is intentionally "blank."

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                 Insured  JOHN DOE
               Issue Age  35                        Premium Class  STANDARD

                 Insured  JANE DOE
               Issue Age  32                        Premium Class  STANDARD

Initial Specified Amount  $500,000                  Date of Issue  MAY 1, 2000
Minimum Specified Amount  $250,000        Monthly Anniversary Day  01


LN656 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

SPECIFIED AMOUNT:              See Initial Specified Amount

DEATH BENEFIT OPTION:          Death Benefit Option is 1. (Level)

PREMIUM PAYMENTS:              Initial premium paid with application $10,000.00
                               Planned Premium $10,000.00
                               Additional premium payments may vary by frequency or amount.


PAYMENT MODE:                  ANNUALLY

NO-LAPSE PROVISION:            Elected (SEE PREMIUM AND REINSTATEMENT
                               PROVISIONS, NO-LAPSE PROVISION.)
AGE 100 NO-LAPSE PREMIUM:      $[121.35] monthly
20 YEAR NO-LAPSE PREMIUM:      $[53.17] monthly
10 YEAR NO-LAPSE PREMIUM:      $[52.52] monthly

PLANNED ANNUAL PREMIUM:    $[10,000.00

NOTE: Unless the No-Lapse Provision is in effect, the policy will terminate before the younger Insured reaches or would have reached Age 100 if the actual premiums paid and investment experience are insufficient to continue coverage. Crediting of additional interest is not guaranteed and, subject to the guaranteed minimum rate. Lincoln Life has the right to change the amount of interest credited and the amount of Cost of Insurance or other expense charges deducted which may require more premium to be paid than was illustrated, or the Accumulation Values may be less than those illustrated. Loans, partial surrenders and changes in death benefit options may also affect the Specified Amount (See INDEBTEDNESS, EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT and INSURANCE COVERAGE PROVISIONS section).


         AN ADDITIONAL LUMP SUM PAYMENT MAY BE REQUIRED TO KEEP THE P0LICY IN FORCE SHOULD BOTH THE CASH VALUE, MINUS INDEBTEDNESS, AND THE NO-LAPSE VALUE, MINUS INDEBTEDNESS, BE INSUFFICIENT TO COVER THE RESPECTIVE MONTHLY DEDUCTIONS. THE OWNER SHOULD CONTACT THE COMPANY FOR ADDITIONAL INFORMATION ABOUT THIS ITEM.

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                 Insured  JOHN DOE
Initial Specified Amount  $100,000            Date of Issue  JULY 31, 2000
Minimum Specified Amount  $25,000              Age at Issue  35
 Monthly Anniversary Day  31                  Premium Class  STANDARD

         UNDER FEDERAL LAW, THE POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE YOUNGER INSURED REACHES OR WOULD HAVE REACHED AGE 100 AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. A TAX ADVISOR SHOULD BE CONSULTED PRIOR TO THE CONTINUATION OF THE POLICY AFTER THE YOUNGER INSURED REACHES OR WOULD HAVE REACHED AGE 100.

         Upon request, the Company will in any one policy year provide one projection of illustrative benefits and values at no cost to the Owner. However, each additional projection requested in the same policy year will be subject to a maximum service fee of $5.00.

         The guaranteed interest rate applying to the cash values is 4% on unborrowed funds. The interest rate used to credit interest on borrowed funds may vary, but will never be less than the loan interest rate less 2% per year.

         LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS: All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payments will be allocated net of the Premium Load specified in SCHEDULE 2.

         LIMITS ON TRANSFERS FROM THE FIXED ACCOUNT: Transfers from the Fixed Account shall not be made prior to the first anniversary of the Date of Issue, except as provided under the Dollar Cost Averaging program. The amount of all transfers in any Policy Year shall not exceed the greater of (a) 25% of the Fixed Account Value as of the immediately preceding anniversary of the Date of Issue or (b) the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year. (SEE TRANSFER PRIVILEGE and OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS.)

         The administrative expenses and surrender charges are determined by application of the following: (1) a charge not to exceed 5% of each premium, (2) a $150 policy issue fee and a monthly charge of $10.00 beginning on the Date of Issue, (3) a charge per $1,000 of Initial Specified Amount deducted on the Date of Issue, and a charge per $1,000 of the increase, if any, in Specified Amount deducted on the effective date of the increase from the table on page 8, (4) the applicable surrender charge (if any) from the table on page 5, and (5) a $25 fee for any partial surrenders (the maximum number of partial surrenders allowed each policy year is 2).

         This policy is intended to qualify as life insurance under the Internal Revenue Code. Changes in premium or death benefit will be allowed subject to the policy provisions, provided that the policy would continue to qualify as life insurance under the IRC.

         Cost of insurance rates are determined by the Company based on its expectations of future mortality experience but such rates will never exceed the guaranteed maximum rates shown in the table on page 7.

         Note that interest credited is not guaranteed and the company has the right to change the amount of interest credited to the policy and the amount of cost of insurance or other expense charges deducted under the policy which may require more premium to be paid than was illustrated or policy values may be less than those illustrated.


                                       3.1

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                 Insured  JOHN DOE
               Issue Age  35                          Premium Class  STANDARD

                 Insured  JANE DOE
               Issue Age  32                          Premium Class  STANDARD

Initial Specified Amount  $500,000                    Date of Issue  MAY 1, 2000
Minimum Specified Amount  $250,000          Monthly Anniversary Day  01

OWNER
The Insureds

BENEFICIARY
Margaret Doe, Daughter, if surviving both Insureds


                                       3A

                          THIS PAGE INTENTIONALLY BLANK

                          SCHEDULE 1: SURRENDER CHARGES

Upon either a full surrender of the policy or a decrease in Specified Amount made at the request of the Owner, a charge will be assessed based on the table of surrender charges shown below, subject to the following conditions.

For decreases in Specified Amount, excluding full surrender of the policy, no such charge will be applied under the following circumstances:

1. where the decrease occurs after the tenth Policy Anniversary following the issuance of the Initial Specified Amount, or

2.   where the decrease is directly caused by a Death Benefit Option change, or

3. where the decrease is caused by a partial surrender of Net Accumulation Value (i.e. withdrawal), or

4. where the decrease plus the sum of all prior decreases does not exceed 25% of the Initial Specified Amount.

For all other decreases in Specified Amount, the charge will be calculated as
(1) minus (2), then divided by (3) and then multiplied by (4), where:

1.   is the amount of this decrease plus any prior decreases,

2. is the greater of an amount equal to 25% of the Initial Specified Amount or the sum of all prior decreases,

3.   is the Initial Specified Amount, and

4. is the then applicable surrender charge from the table of surrender charges.

Requests for decreases in Specified Amount may be limited by Lincoln Life to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

Upon full surrender of the policy, the charge will be calculated as the entire amount shown in the table of surrender charges multiplied by one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any. In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

Separate surrender charge tables apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount".

Any charges for decreases in Specified Amount will be assessed by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner.

                                SURRENDER CHARGE AS OF                                     SURRENDER CHARGE AS OF
      POLICY YEAR              BEGINNING OF POLICY YEAR            POLICY YEAR            BEGINNING OF POLICY YEAR
      -----------              ------------------------            -----------            ------------------------
           1                        $2,020.00                           9                      $1,270.00
           2                        $2,020.00                          10                      $1,090.00
           3                        $1,965.00                          11                        $905.00
           4                        $1,885.00                          12                        $725.00
           5                        $1,805.00                          13                        $545.00
           6                        $1,725.00                          14                        $365.00
           7                        $1,635.00                          15                         180.00
           8                        $1,450.00                   16 and thereafter                  $0.00

The procedures for full and partial surrenders and the imposition of surrender charges for full surrenders are described in greater detail in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

A transaction fee of the lesser of $25 or 2% of the amount surrendered is assessed for each partial surrender and will be processed as set forth in NONFORFEITURE AND SURRENDER VALUE PROVISIONS, PARTIAL SURRENDER.

                      SCHEDULE 2: EXPENSE CHARGES AND FEES

The following expenses and fees are charged under this policy.

PREMIUM LOAD. Lincoln Life will deduct a Premium Load of 8% from each premium payment during the first policy year and 4% thereafter.

MONTHLY ADMINISTRATIVE FEE. A Monthly Deduction is made on each Monthly Anniversary Day from the Net Accumulation Value. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) It includes a monthly administrative fee charge, Cost of Insurance charges and any charges for supplemental riders or optional benefits. The monthly administrative fee as of the Date of Issue of the policy consists of:

(a)  a fee of $10.00 per month; and

(b) a monthly charge per $1,000 of initial Specified Amount from the Date of Issue, and

(c) a monthly charge per $1,000 for any increase in Specified Amount following the date of increase.

The charge(s) described in (b) and (c) will be determined using the table and factors below and will be based on the younger Insured's Age and the Specified Amount at the Date of Issue or date of any increase in Specified Amount.

For the first $5,000,000 of Specified Amount or for that portion of an increase in Specified Amount, the expense charge per $1,000 is shown on the table below:

                     EXPENSE CHARGE                         EXPENSE CHARGE                          EXPENSE CHARGE
       AGE            PER $1,000                AGE           PER $1,000                AGE           PER $1,000
------------------ ------------------    ------------------ ----------------      ----------------- ----------------
      0-40              0.0600                  51             0.1080                    62            0.1400
       41               0.0640                  52             0.1160                    63            0.1400
       42               0.0680                  53             0.1240                    64            0.1400
       43               0.0720                  54             0.1320                    65            0.1450
       44               0.0760                  55             0.1400                    66            0.1450
------------------ ------------------    ------------------ ----------------      ----------------- ----------------
       45               0.0800                  56             0.1400                    67            0.1450
       46               0.0840                  57             0.1400                    68            0.1450
       47               0.0880                  58             0.1400                    69            0.1450
       48               0.0920                  59             0.1400                   70+            0.1500
       49               0.0960                  60             0.1400
       50               0.1000                  61             0.1400
------------------ ------------------    ------------------ ----------------      ----------------- ----------------

For that portion of the Specified Amount or for that portion of an increase in Specified Amount that is in excess of $5,000,000, the expense charge is the applicable charge from the table above multiplied by a factor of 0.6.

CHARGES AND FEES ASSOCIATED WITH THE VARIABLE SUB-ACCOUNTS. Lincoln Life imposes a mortality and expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. This charge is made daily at an equivalent annual rate of [0.80]% of a Variable Sub-Account's Value during Policy Years 1 through 19 and [0.40]% during Policy Years 20 and later.

Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

TRANSFER FEE. A transaction fee of $25 may be applied by Lincoln Life to each transfer request in excess of 24 made during any Policy Year. A single transfer request, either In Writing or electronically, may consist of multiple transactions.

         SCHEDULE 3: TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                (MONTHLY RATES PER $1,000 OF NET AMOUNT AT RISK)

SPECIAL  The monthly Cost of Insurance Rate charged under the policy varies
NOTE: based on the sex, Age, duration (number of years from the Date of Issue) and premium class of each Insured, but will not exceed the rates shown in the table below. It is determined under an actuarial formula, on file with the insurance supervisory official of the jurisdiction in which the policy is delivered, that reflects one-alive and both-alive probabilities. The rates set forth in the table below reflect the amount of the Flat Extra or the Risk Factor (substandard risk classification rates), if any, shown in the POLICY SPECIFICATIONS, and are based on the 1980 CSO Tables.

                        MONTHLY                                 MONTHLY                                MONTHLY
     DURATION             RATE                DURATION           RATE                DURATION            RATE
------------------- -----------------     ----------------- ----------------      ---------------- -----------------
          1             0.00006                   2             0.00019                   3            0.00034
          4             0.00051                   5             0.00072                   6            0.00097
          7             0.00125                   8             0.00160                   9            0.00199
         10             0.00245                  11             0.00379                  12            0.00559
         13             0.00695                  14             0.00830                  15            0.00951

         16             0.01098                  17             0.01295                  18            0.01432
         19             0.01573                  20             0.01708                  21            0.01852
         22             0.01996                  23             0.02232                  24            0.02508
         25             0.02870                  26             0.03301                  27            0.03830
         28             0.04462                  29             0.05212                  30            0.06119

         31             0.07169                  32             0.08551                  33            0.10171
         34             0.12045                  35             0.14291                  36            0.16945
         37             0.20182                  38             0.24149                  39            0.29087
         40             0.35747                  41             0.56891                  42            0.77627
         43             0.99394                  44             1.32533                  45            1.74827

         46             2.19436                  47             2.72027                  48            3.28096
         49             3.91144                  50             4.63804                  51            5.46308
         52             6.38173                  53             7.43672                  54            8.40643
         55             9.48003                  56             9.85217                  57           10.16255
         58            10.43189                  59            10.68160                  60           10.91958

         61            11.74364                  62            12.61485                  63           13.53432
         64            13.63748                  65            13.72362                  66           13.79463
         67            13.80948                  68            13.81689                  69           13.81850

                     SCHEDULE 4: CORRIDOR PERCENTAGES TABLE

As of the Date of Issue of this policy the formula in effect to determine the amount under item (ii) of INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT PROCEEDS is based on a percent of the Accumulation Value as determined from the following table:

(i) If the death of the second of the Insureds to die occurs on or before the younger Insured's age 40, 250% of the Accumulation Value on the date of such death.

(ii) If the death of the second of the Insureds to die occurs after the younger Insured's age 40, a percent of the Accumulation Value on the date of such death as determined from the following table:

          AGE OF THE YOUNGER             CORRIDOR               AGE OF THE YOUNGER            CORRIDOR
                INSURED                 PERCENTAGE                   INSURED                 PERCENTAGE
          ------------------          --------------            ------------------           -------------
                 0-40                      250%                          70                      115%
                  41                       243                           71                      113
                  42                       236                           72                      111
                  43                       229                           73                      109
                  44                       222                           74                      107
             -------------            --------------               -------------             -------------
                  45                       215                           75                      105
                  46                       209                           76                      105
                  47                       203                           77                      105
                  48                       197                           78                      105
                  49                       191                           79                      105
             -------------            --------------               -------------             -------------
                  50                       185                           80                      105
                  51                       178                           81                      105
                  52                       171                           82                      105
                  53                       164                           83                      105
                  54                       157                           84                      105
             -------------            --------------               -------------             -------------
                  55                       150                           85                      105
                  56                       146                           86                      105
                  57                       142                           87                      105
                  58                       138                           88                      105
                  59                       134                           89                      105
             -------------            --------------               -------------             -------------
                  60                       130                           90                      105
                  61                       128                           91                      104
                  62                       126                           92                      103
                  63                       124                           93                      102
                  64                       122                           94                      101
             -------------            --------------               -------------             -------------
                  65                       120                           95                      100
                  66                       119                           96                      100
                  67                       118                           97                      100
                  68                       117                           98                      100
                  69                       116                           99                      100
             -------------            --------------               -------------             -------------

                                   DEFINITIONS

ACCUMULATION VALUE. The sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value under the policy.

ADMINISTRATOR MAILING ADDRESS. The Administrator Mailing Address for the policy is indicated on the front cover.

AGE.  The age of the Insured at her or his nearest birthday.

COST OF INSURANCE.  SEE POLICY VALUES PROVISIONS, COST OF INSURANCE.

COST OF INSURANCE RATES.  This term is defined in SCHEDULE 3.

DATE OF ISSUE. The date from which Policy Years, Policy Anniversaries and Age are determined. The Date of Issue is shown in the POLICY SPECIFICATIONS.

DEATH BENEFIT PROCEEDS. The amount payable upon the Second Death (defined below) is based upon the Death Benefit Option selected under the policy. Each option is described under INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT OPTIONS and is payable as described under GENERAL PROVISIONS, PAYMENT OF PROCEEDS.

DUE PROOF OF DEATH. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Lincoln Life.

FIXED ACCOUNT. The account under which principal is guaranteed and interest is credited at a rate of not less than 4% per year. (SEE POLICY VALUES PROVISION, INTEREST CREDITED UNDER FIXED ACCOUNT.) Fixed Account assets are general assets of Lincoln Life and are held in Lincoln Life's general account.

FUND(S). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested.

FUND GROUP. Each of the open-end management investment companies registered under the 1940 Act, one or more of the portfolios (funds) of which fund the Variable Sub-Accounts.

GRACE PERIOD. SEE PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

IN WRITING. With respect to any notice to Lincoln Life, this term means a written form satisfactory to Lincoln Life and received by it at the Administrator Mailing Address. With respect to any notice by Lincoln Life to the Owner, any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address in Lincoln Life's records.

INDEBTEDNESS. See LOAN PROVISIONS, INDEBTEDNESS.

LOAN ACCOUNT. The account in which amounts equal to amounts loaned under the policy accrue once transferred out of the Fixed and/or Variable Sub-Accounts. The Loan Account is part of Lincoln Life's general account.

MONTHLY ANNIVERSARY DAY. The day of the month, as shown in the POLICY SPECIFICATIONS, when Lincoln Life makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.

MONTHLY DEDUCTION. The Monthly Deduction is made from the Net Accumulation Value; this deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION). The first Monthly Deduction is made as of the Date of Issue. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

MORTALITY AND EXPENSE RISK (M&E) RATE. A daily rate assessed by Lincoln Life as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 2.

NET ACCUMULATION VALUE.  The Accumulation Value less the Loan Account value.

NET PREMIUM PAYMENT. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 2, available for allocation to the Fixed and/or Variable Sub-Accounts.

1940 ACT.  The Investment Company Act of 1940, as amended.

NO-LAPSE PREMIUM: The premium required to be paid to guarantee the policy will not lapse. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, NO-LAPSE PROVISION.)

NYSE.  New York Stock Exchange.

POLICY ANNIVERSARY. The day of the year the policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

POLICY YEAR. Each twelve-month period, beginning on the Date of Issue, during which the policy is in effect.

RIGHT-TO-EXAMINE PERIOD. SEE RIGHT TO EXAMINE THE POLICY, on the cover of the policy.

SEC.  The Securities and Exchange Commission.

SECOND DEATH.  The death of the second of the two Insureds to die.

SPECIFIED AMOUNT. The Specified Amount is shown in the POLICY SPECIFICATIONS or in subsequent POLICY SPECIFICATIONS, if later changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS, CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS.

SUB-ACCOUNT. The investment options available under this policy, including Variable Sub-Accounts and the Fixed Account.

SURRENDER VALUE. See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, SURRENDER VALUE.

VALUATION DAY. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

VARIABLE ACCOUNT. The Lincoln Life Flexible Premium Variable Life Account [R], consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of Lincoln Life, the investment performance of which is kept separate from that of the general assets of Lincoln Life. Variable Account assets are not chargeable with the general liabilities of Lincoln Life.

VARIABLE ACCUMULATION UNIT. A unit of measure used to calculate the value of a Variable Sub-Account.


                      PREMIUM AND REINSTATEMENT PROVISIONS

PREMIUMS. The initial premium must be paid for coverage to be effective (See INSURANCE PROVISIONS, DATE OF COVERAGE). Additional premium may be paid, subject to the requirements under ADDITIONAL PREMIUMS, at any time before the younger Insured reaches or would have reached Age 100. There is no minimum premium requirement. However, except as provided under the NO-LAPSE PROVISION, the policy will lapse subject to the terms set forth in the GRACE PERIOD if the Net Accumulation Value is insufficient to pay a Monthly Deduction.

PAYMENT OF PREMIUM. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of Lincoln Life. All subsequent premium payments are payable at the Administrator Mailing Address.

PLANNED PREMIUM. If the Owner chooses to make periodic premium payments, Lincoln Life shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of Lincoln Life.

The Planned Premium amount as shown in the Policy Specifications page, payable in accordance with the payment mode specified, may not continue the policy in force until the Policy Anniversary after the younger Insured reaches or would have reached Age 100 even if the amount is paid as scheduled. The duration for which the policy will continue will depend upon:

(1)  The amount, timing, and frequency of premium payment;
(2)  Changes in the Specified Amount and Death Benefit Options;
(3)  Changes in current interest credits and insurance costs;
(4)  Changes in deductions for riders, if any; and
(5)  Partial Surrenders and loans.

ADDITIONAL PREMIUM. In addition to any planned premium, it is possible to make additional premium payments of no less than $100 at any time before the younger Insured reaches or would have reached Age 100. Lincoln Life reserves the right to limit the amount or frequency of any such additional premium payments. If a payment of any additional premium would increase the difference between the Accumulation Value and the Specified Amount, Lincoln Life may reject the additional premium payment unless evidence of insurability is furnished to Lincoln Life and it agrees to accept the risk for both Insureds or any surviving Insured. If a payment of additional premium would cause the policy to cease to qualify as insurance for federal income tax purposes, Lincoln Life may reject all or such excess portion of the additional premium. Any additional premium payment received by Lincoln Life shall be applied as premium and not to repay any outstanding loans, unless Lincoln Life is specifically instructed otherwise In Writing by the Owner. However, any payment not designated as a premium or loan repayment will be applied to reduce indebtedness if a loan is outstanding.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed and/or Variable Sub-Accounts under the policy subject to POLICY SPECIFICATIONS, LIMITS ON ALLOCATION OF

NET PREMIUM PAYMENTS. The Net Premium Payment associated with the initial premium payment and any Net Premium Payments received during the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless Lincoln Life is otherwise instructed In Writing.

NO-LAPSE PROVISIONS. This policy includes the No-Lapse Provisions as shown on the POLICY SPECIFICATIONS and described below. This provision is not available with Death Benefit Option 3 (See INSURANCE COVERAGE PROVISIONS).

A. AGE 100 NO-LAPSE PROVISION. If elected on the application, a payment of the Age 100 No-Lapse Premium shown in the POLICY SPECIFICATIONS is due as of the Date of Issue and each Monthly Anniversary Day thereafter to guarantee the policy will not lapse before the younger Insured reaches or would have reached Age 100 if he or she is the first to die. All or a portion of the remaining monthly premiums can be paid in advance at any time. (For example, 12 times the Age 100 No-Lapse Premium shown in the POLICY SPECIFICATIONS can be paid in the beginning of a Policy Year to satisfy the requirements for that Policy Year.) As long as the sum of all premium payments less any Indebtedness and partial surrenders is at least equal to the sum of the Age 100 No-Lapse Premiums due since the Date of Issue, the policy will not lapse until the younger Insured reaches or would have reached Age 100 even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below.

         The Age 100 No-Lapse Provision will terminate upon the earliest of the following to occur: (a) the Age 100 No-Lapse Premium payment requirement described above is not met, (b) there is a change in the Death Benefit Option, or (c) the younger Insured reaches or would have reached Age 100.

         A period of at least 61 days will be granted for the Age 100 No-Lapse Premium if on any Monthly Anniversary Day it is determined that the Age 100 No-Lapse Premium has not been met. At least 31 days before the end of that period, Lincoln Life will notify the Owner of the amount of premium necessary to maintain the Age 100 No-Lapse Provision. Once the Age 100 No-Lapse Provision is terminated, it cannot be reinstated.

         Monthly Deductions will be accumulated during the Age 100 No-Lapse Provision even if the Net Accumulation Value is insufficient to meet the Monthly Deductions. Cost of Insurance Rates will not be charged on any amount in excess of the Death Benefit at the beginning of the policy month. Upon termination of the Age 100 No-Lapse Provision, accumulated unpaid Monthly Deductions will need to be repaid in order to keep the policy in force.

B. 20 YEAR NO-LAPSE PROVISION. As long as item (a) below at least equals item (b) below the policy will not lapse during the first 20 Policy Years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below. Item (a) is the sum of all premium payments less any partial surrenders, accumulated at 4% annual interest, and less any Indebtedness. Item (b) is the sum of the 20 Year No-Lapse Premiums shown in the POLICY SPECIFICATIONS due since the Date of Issue, accumulated at 4% annual interest.

         The 20 Year No-Lapse provision will terminate upon the earliest of the following to occur: (a) there is a change in the Death Benefit Option,
         (b) the younger Insured reaches or would have reached Age 100, or (c) at the beginning of the 21st Policy Year.

         The 20 Year No-Lapse Provision applies for the first 20 Policy Years only. Continuing to pay the 20 Year No-Lapse Premium amount beyond the expiration of the 20 Year No-Lapse Provision does not guarantee that the policy will not lapse.

         Monthly Deductions will be accumulated during the 20 Year No-Lapse Provision even if the Net Accumulation Value is insufficient to meet the Monthly Deductions. Cost of Insurance Rates will not be charged on any amount in excess of the Death Benefit at the beginning of the policy month. Upon termination of the 20 Year No-Lapse Provision, accumulated unpaid Monthly Deductions will need to be repaid in order to keep the policy in force.

C. 10 YEAR NO-LAPSE PROVISION. As long as item (a) below at least equals item (b) below the policy will not lapse during the first 10 Policy Years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below. Item (a) is the sum of all premium payments less any partial surrenders, accumulated at 4% annual interest, and less any Indebtedness. Item (b) is the sum of the 10 Year No-Lapse Premiums shown in POLICY SPECIFICATIONS due since the Date of Issue, accumulated at 4% annual interest.

         The 10 Year No-Lapse provision will terminate upon the earliest of the following to occur: (a) there is a change in the Death Benefit Option,
         (b) the younger Insured reaches or would have reached Age 100, or (c) at the beginning of the 11th Policy Year.

         The 10 Year No-Lapse Provision applies for the first 10 Policy Years only. Continuing to pay the 10 Year No-Lapse Premium amount beyond the expiration of the 10 Year No-Lapse Provision does not guarantee that the policy will not lapse.

         Monthly Deductions will be accumulated during the 10 Year No-Lapse Provision even if the Net Accumulation Value is insufficient to meet the Monthly Deductions. Cost of Insurance Rates will not be charged on any amount in excess of the Death Benefit at the beginning of the policy month. Upon termination of the 10 Year No-Lapse Provision, accumulated unpaid Monthly Deductions will need to be repaid in order to keep the policy in force.

GRACE PERIOD. Except as provided under the NO-LAPSE PROVISION, if on any Monthly Anniversary Day the Net Accumulation Value is insufficient to cover the current Monthly Deduction, or if the amount of Indebtedness exceeds the Accumulation Value less the surrender charge(s), Lincoln Life shall send a notice In Writing to the Owner and any assignee of record. Such notice shall state the amount which must be paid to avoid termination (i.e. lapse). The Net Premium Payment due will be at least equal to (a) the amount by which the Monthly Deduction Amount exceeds the Net Accumulation Value, or (b) the amount by which the Indebtedness exceeds the Accumulation Value less the surrender charge(s), and
(c) enough additional premium to cover at least two additional months' Monthly Deductions.

If the amounts set forth in the notice are not paid to Lincoln Life on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the policy shall terminate. All coverage under the policy will then lapse without value.

REINSTATEMENT. After the policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, the policy may be reinstated within 5 years if both Insureds are living provided: (a) the policy has not been fully surrendered; (b) there is an application for reinstatement In Writing, (c) satisfactory evidence of insurability is furnished to Lincoln Life and it agrees to accept the risk as to both Insureds; (d) enough premium is paid to keep the policy in force for at least 2 months; and (e) any accrued loan interest is paid. The reinstated policy shall be effective as of the Monthly Anniversary Day after the date on which Lincoln Life approves the application for reinstatement. The charges shown in SCHEDULE 1 under this policy will be reinstated as of the Policy Year in which the policy lapsed. If one of the Insureds is living at the time of lapse, the policy will be reinstated subject to evidence of insurability of the living Insured. The reinstated policy shall be effective as of the Monthly Anniversary Day after the date on which Lincoln Life approves the application for reinstatement. The Net Premium Payment and any loan repayment upon reinstatement will be allocated as set forth under THE ALLOCATION OF NET PREMIUM

PAYMENTS and LOAN PROVISIONS, LOAN ACCOUNT and LOAN REPAYMENT. Upon reinstatement, the surrender charges assessed at the time of lapse will be credited to the Accumulation Value (in proportion to the then current allocation of Net Premium Payments), and the surrender charges set forth in SCHEDULE 1 will be reinstated as of the Policy Year in which the policy lapsed.


                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

OWNER. The Owner on the Date of Issue will be the person designated in the POLICY SPECIFICATIONS. If no person is designated as Owner, the Insureds will be the Owner.

RIGHTS OF OWNER. So long as one of the Insureds is alive except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or surrender the policy to Lincoln Life, (b) agree with Lincoln Life to any change in or amendment to the policy, (c) transfer all rights and privileges to another person, (d) change the Beneficiary, and (e) assign the policy.

The Owner may exercise any rights and privileges under the policy without the consent of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary. If there is an assignment of the policy recorded with Lincoln Life, the Owner may exercise the rights and privileges under the policy only with the consent of the recorded assignee.

Unless provided otherwise, if the Owner is a person other than an Insured and dies before the Second Death, all of the rights and privileges of the Owner under the policy shall vest in the Owner's executors, administrators or assigns.

TRANSFER OF OWNERSHIP. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is signed by Lincoln Life, and any payment made or any action taken or allowed by Lincoln Life before such time in reliance on the recorded ownership of the policy shall be without prejudice to Lincoln Life.

Unless otherwise directed by the Owner, with the consent of any assignee recorded with Lincoln Life, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

ASSIGNMENT. Assignment of the policy shall be In Writing and shall be effective when Lincoln Life receives it. Lincoln Life shall not be responsible for the validity or sufficiency of any assignment. An assignment of the policy shall remain effective only so long as the assignment remains in force. If an assignment so provides, it shall transfer the interest of any designated transferee or of any Beneficiary if the Owner has reserved the right to change the Beneficiary.

BENEFICIARY. The Beneficiary on the Date of Issue shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Second Death shall vest in the Owner or the Owner's executors, administrators or assigns.

CHANGE OF BENEFICIARY. The Beneficiary may be changed from time to time. Unless provided otherwise, the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and, if the beneficiary designation is irrevocable, the irrevocable beneficiary's written consent is required before a change is effective. A change of Beneficiary shall be effective, retroactive to the date of request, only when the change is received by Lincoln Life. Any payment made or any action taken or allowed by Lincoln Life before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to Lincoln Life.

                           VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT AND VARIABLE SUB-ACCOUNTS. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the DEFINITIONS provision of the policy The separate account was established by a resolution of Lincoln Life's Board of Directors as a "separate account" under the insurance law of the State of New York, Lincoln Life's state of domicile and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by Lincoln Life and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of Lincoln Life. The Variable Account assets are owned and controlled exclusively by Lincoln Life, and Lincoln Life is not a trustee with respect to such assets.

The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, Lincoln Life shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, Lincoln Life may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account.

In the event of such a change, Lincoln Life shall endorse the policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the Insurance Superintendent of New York and approved or filed, as required, in any other state or other jurisdiction where the policy was issued.

INVESTMENTS OF THE VARIABLE SUB-ACCOUNTS. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund Group shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Date of Issue are listed in the application for the policy. Lincoln Life, after due consideration of appropriate factors, may add additional Funds and Fund Groups at any time or may eliminate or substitute Funds or Fund Groups in accordance with FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Lincoln Life from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund Group's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. If a particular Fund ceases to be available for investment, or Lincoln Life determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), Lincoln Life may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. Lincoln Life shall obtain any necessary regulatory or other approvals including prior authorization of the Insurance Superintendent of New York. Lincoln Life may make appropriate endorsements to the policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

ACCUMULATION VALUE. The Accumulation Value equals the sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders, (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Account, (f) Monthly Deductions, and (g) all expenses and fees as specified under SCHEDULE 2.

FIXED ACCOUNT VALUE. The Fixed Account value, if any, with respect to the policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. Lincoln Life will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of 0.010746% (equivalent to a compounded annual rate of 4%), or (b) a rate determined by Lincoln Life from time to time. Such rate will be established on a prospective basis and, once credited, such interest will be nonforfeitable

LOAN ACCOUNT VALUE. An amount equal to the amount of any loan which is transferred out of the Fixed and/or Variable Sub-Accounts as described in LOAN PROVISIONS, POLICY LOANS. The Loan Account value, if any, with respect to the policy, is the amount of any outstanding loan balance, including any interest charged on the loan(s). (SEE LOAN PROVISIONS, LOAN ACCOUNT.)

INTEREST RATE CREDITED ON LOAN ACCOUNT VALUE. The annual rate at which interest is credited on the Loan Account value will be 4%.

Such loan interest amount will be transferred into the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value, unless the Owner and Lincoln Life agree otherwise.

VARIABLE ACCOUNT VALUE. The Variable Account value, if any, with respect to the policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the policy. A Variable Accumulation Unit is a unit of measure used in the calculation of the value of each Variable Sub-Account. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to such Variable Sub-Account with respect to the policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE. Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Variable Sub-Account are converted into Variable Accumulation Units. The Variable Accumulation Unit value for a Variable Sub-Account for any Valuation Period after the inception of the Variable Sub-Account is determined as follows:

1. The total value of Fund shares held in the Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period and adding any dividend or other distribution of the Fund earned during the Valuation Period; minus

2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln Life that Lincoln Life determines result from the operations of the Variable Account; and

3. The result of (1) minus (2) is divided by the number of Variable Accumulation Units for that Variable Sub-Account outstanding at the beginning of the Valuation Period.

The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

COST OF INSURANCE. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:

(1)  is the Cost of Insurance Rate as described in COST OF INSURANCE RATES,

(2) is the Death Benefit at the beginning of the policy month, divided by 1.0032737, and

(3) is the Accumulation Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES. The Cost of Insurance Rates are determined from time to time by Lincoln Life based on its expectations of future mortality, investment earnings, persistency, and expenses (including taxes), and vary as set forth in
SCHEDULE 3 . The actuarial formula used to make such determination has been filed with the insurance supervisory official of the jurisdiction in which the policy is delivered. A portion of such Cost of Insurance Rates may represent a recovery of expenses associated with the administration of the policy; such recovery may be greater in the early policy years. Any change in Cost of Insurance Rates will be determined in accordance with the procedure and standards on file with the Insurance Superintendent of New York and will apply to all individuals of the same class as the Insured. The Cost of Insurance Rates shall not exceed the amounts described in SCHEDULE 3.

MONTHLY DEDUCTION. Each month, on the Monthly Anniversary Day, Lincoln Life will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner. The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE (1)     is the Cost of Insurance (as described in COST OF INSURANCE) and the cost of any supplemental riders or optional benefits, and

CHARGE (2)     is the Monthly Administrative Fee as described under SCHEDULE 2.

BASIS OF COMPUTATIONS. The Cost of Insurance Rates are guaranteed to be no greater than that calculated based on the applicable 1980 Commissioners Standard Ordinary Mortality Table (Age nearest birthday).

All policy values are at least equal to that required by the jurisdiction in which the policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                          TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE. At any time while the policy is in force, other than during the Right-to-Examine Period, the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the policy. All such transfers are subject to the following provisions. Transfers may be made In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing. Transfer requests must be received at the Administrator Mailing Address prior to the time of day set forth in the prospectus and provided the NYSE is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. Lincoln Life shall not be responsible for (a) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (b) the authenticity of such instructions. A single transfer request, either In Writing or electronically, may consist of multiple transactions.

Transfers from the Fixed Account are subject to the POLICY SPECIFICATIONS, LIMITS ON TRANSFERS. Transfers to the Fixed Account will earn interest as specified under POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT. Transfers involving Variable Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Variable Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Variable Sub-Account for the Valuation Period during which the transfer is effective.

Unless otherwise changed by Lincoln Life to be less restrictive, transfers shall be subject to the following conditions: (a) Up to 24 transfer requests may be made during any Policy Year without charge, however, for each transfer request in excess of 24, a transfer fee as set forth in SCHEDULE 2 may be deducted on a pro-rata basis from the Fixed and/or Variable Sub-Accounts from which the transfer is being made; (b) The amount being transferred may not be less than $50 unless the entire value of the Fixed or Variable Sub-Account is being transferred; (c) The amount being transferred may not exceed Lincoln Life's maximum amount limit then in effect; (d) Transfers among the Variable Sub-Accounts or from a Variable Sub-Account to the Fixed Account can be made at any time; (e) Transfers involving Variable Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds; and (f) Any value remaining in the Fixed or a Variable Sub-Account following a transfer may not be less than $100.

If the investment strategy of a Variable Sub-Account were changed, the Owner may transfer the amount in that Variable Sub-Account to the Fixed Account without a transfer charge, even if the 24 transfers have already been used. Moreover, no transfer charge will be imposed when the Owner, in accordance with INSURANCE COVERAGE PROVISIONS, RIGHT TO CONVERT and GENERAL PROVISIONS, CHANGE OF PLAN, exchanges the policy for an equivalent fixed account policy, even if the 24 free transfers have already been used.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION. The Owner may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, currently without charge, but may participate in only one program at any time.

DOLLAR COST AVERAGING. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account or the Fixed Account. Transfer allocations may be made to one or more of the other Sub-Accounts on a monthly or quarterly basis. Allocations may not be made to the same account from which funds are to be transferred. These transfers do not count against the free transfers available. Transfers from the Fixed Account can only be elected at the time the policy is issued. Transfers from the Money Market Sub-Account may be elected at any time while this policy is in force.

Dollar Cost Averaging terminates automatically: (a) if the value in the Money Market Sub-Account or Fixed Account is insufficient to complete the next transfer; (b) one week after receipt at the Administrator Mailing Address of a request for termination In Writing, or electronically, if adequately authenticated; or (c) after 12 or 24 months (as elected on the application).

AUTOMATIC REBALANCING. Automatic Rebalancing periodically restores the percentage of policy value allocated to each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 50% Growth, 30% Utilities). The Fixed Account is not subject to rebalancing. The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Variable Sub-Accounts will be subject to Automatic Rebalancing.

                  NONFORFEITURE AND SURRENDER VALUE PROVISIONS

SURRENDER. Surrender of the policy is effective on the business day of receipt by Lincoln Life of the policy and a request for surrender In Writing, provided that at the time of such receipt the policy is in force.

SURRENDER VALUE. The amount payable on surrender of the policy (the "Surrender Value") shall be the Net Accumulation Value less any accrued loan interest not yet charged, and less any surrender charges as determined under the provision of
SCHEDULE 1.

The Surrender Value shall be paid by Lincoln Life in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT rider. Any deferment of payments by Lincoln Life will be subject to GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

CONTINUATION OF COVERAGE. If at least one Insured is still living when the younger Insured becomes or would have become age 100 and the policy has not lapsed or been surrendered, the Variable Account value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the younger Insured becomes or would have become age 100 and (a) Lincoln Life will continue to credit interest to the Accumulation Value as defined in POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT, (b) no further Monthly Deductions, premium payments (except as needed to keep the policy from lapsing), expense charges, administrative or policy fee will be made, and (c) the policy will remain in force until it is surrendered or the Death Benefit Proceeds become payable.

PARTIAL SURRENDER. A partial surrender may be made from the policy on any Valuation Day in accordance with the following as long as the policy is in force and may continue to be made after the younger Insured reaches or would have reached Age 100. A partial surrender must be requested In Writing or, if previously authorized, electronically. A partial surrender may only be made if the amount of the partial surrender, excluding the transaction fee specified in
SCHEDULE 1, is (a) not less than $500; and (b) not more than 90% of the Surrender Value of the policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by Lincoln Life; and (c) would not cause the specified Amount to decline below the Minimum Specified Amount set forth in the POLICY SPECIFICATIONS. The amount of the partial surrender and the transaction fee shall be withdrawn from the Fixed and/or Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts and will be made against the most recent increases first, then against the recent increases successively.

Any surrender results in a withdrawal of funds from all of the Fixed and/or Variable Sub-Accounts that have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT. As of the end of the Valuation Day on which there is a partial surrender, (a) the Accumulation Value shall be reduced by the sum of (i) the amount of the partial surrender, plus (ii) the transaction fee specified in SCHEDULE 1; (b) if DEATH BENEFIT OPTION 1 is in effect, the Specified Amount shall be reduced by the amount of the partial surrender, and (c) if DEATH BENEFIT OPTION 3 is in effect, the Specified Amount will be reduced to the extent that the amount of the partial surrender exceeds the Accumulated Premiums.

                                 LOAN PROVISIONS

POLICY LOANS. If the policy has Surrender Value, Lincoln Life will grant a loan against the policy provided: (a) a proper loan agreement is executed and (b) a satisfactory assignment of the policy to Lincoln Life is made. Loans may continue to be made after the younger Insured reaches or would have reached Age
100. The loan may be for any amount up to 100% of the then current Surrender Value; however, Lincoln Life reserves the right to limit the amount of such loan so that total Indebtedness will not exceed 90% of the then current Accumulation Value less the surrender charge(s) as set forth under SCHEDULE 1. The amount borrowed will be paid within seven days of Lincoln Life's receipt of such request, except as Lincoln Life may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

The minimum loan amount is $500. Lincoln Life reserves the right to modify this amount in the future. Lincoln Life will withdraw such loan from the Fixed and/or Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs Lincoln Life otherwise.

LOAN REPAYMENT. The outstanding loan balance (i.e. Indebtedness) may be repaid at any time during the lifetime of either Insured, however, the minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed and/or Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and Lincoln Life agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN ACCOUNT. Interest charged on the Loan Account will be at an annual rate equal to 5% on or before the 10th Policy Anniversary and 4% thereafter, payable in arrears.

Interest charged on the Loan Account is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and Lincoln Life. Such loan interest amount, if not paid when due, will be transferred out of the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value and into the Loan Account, unless both the Owner and Lincoln Life agree otherwise.

INDEBTEDNESS. The term "indebtedness" means money which is owed on this policy due to an outstanding loan balance and is equal to the Loan Account value plus interest accrued thereon, but not yet charged. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value. A policy loan reduces the then current Net Accumulation Value under the policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under the policy. The Owner should consult a tax advisor prior to taking a loan.

If at any time the total Indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge(s), a notice will be sent at least 31 days before the end of the Grace Period to the Owner and to assignees, if any, that this policy will terminate unless the Indebtedness is repaid. The policy will thereupon terminate without value at the end of the Grace Period subject to the conditions in PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

                          INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE. The date of coverage will be the Date of Issue provided the initial premium has been paid and the policy has been accepted by the Owner (a) while both Insureds are alive and (b) prior to any change in health and insurability as represented in the application.

For any insurance that has been reinstated, the date of coverage will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by Lincoln Life, provided both of the Insureds are alive on such day. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, REINSTATEMENT.)

TERMINATION OF COVERAGE. All coverage under the policy terminates on the first to occur of the following:

1.   Surrender of the policy;

2.   Second Death; and

3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period.

No action by Lincoln Life after such a termination of the policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS. If both Insureds die while the policy is in force, Lincoln Life shall pay Death Benefit Proceeds equal to the greater of (i) the amount determined under the Death Benefit Option in effect at the time of the Second Death, or (ii) an amount equal to the product of the Accumulation Value and the applicable corridor percentages set forth in SCHEDULE 4, less any Indebtedness.

DEATH BENEFIT OPTIONS. Following are the Death Benefit Options available under the policy:

         DEATH BENEFIT OPTION 1:

         SPECIFIED AMOUNT. The death benefit will be the Specified Amount on the date of the Second Death, less any indebtedness and partial surrenders.

         For Death Benefit Option 1, a partial surrender will reduce the Accumulation Value, the death benefit, and Specified Amount by the amount of the partial surrender. (See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT.)

         DEATH BENEFIT OPTION 2:

         SUM OF THE SPECIFIED AMOUNT AND THE ACCUMULATION VALUE. The death benefit will be the sum of the Specified Amount plus the Accumulation Value on the date of the Second Death.

         For Death Benefit Option 2, a partial surrender will reduce the Accumulation Value and the death benefit. The Specified Amount will not be reduced.

         DEATH BENEFIT OPTION 3:

         SPECIFIED AMOUNT AND THE ACCUMULATED PREMIUMS. The death benefit will be the sum of the Specified Amount plus the Accumulated Premium on the date of the Second Death, up to the Death Benefit Option 3 Limit shown in the POLICY SPECIFICATIONS.

         For Death Benefit Option 3, a partial surrender will reduce the Accumulated Premium, the Accumulation Value, the death benefit, and the Death Benefit Option 3 Limit by the amount of the partial surrender. If the amount of the partial surrender exceeds the Accumulated Premiums, the Specified Amount will be reduced by the excess amount (See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT.)

ACCUMULATED PREMIUM FOR DEATH BENEFIT OPTION 3. The Accumulated Premium is determined on each Monthly Anniversary Day and is based on the sum of all premiums paid, less the Cumulative Policy Factor (if elected) from the later of the Date of Issue of this policy or the effective date of change to Death Benefit

Option 3, until the Policy Anniversary that coincides with the date the Insured reaches Age 100. Any premium paid that will cause the death benefit amount to exceed the Death Benefit Option 3 Limit will be applied to the policy, but will not increase the death benefit.

INCREASES IN THE DEATH BENEFIT OPTION 3 LIMIT. The Owner may request an increase to the Death Benefit Option 3 Limit. If an increase is requested, a supplement application must be submitted and evidence of insurability satisfactory to Lincoln Life must be furnished. If Lincoln Life approves the request, the increase will become effective upon the Monthly Anniversary Day that coincides with or next follows the date the request is approved.

CUMULATIVE POLICY FACTOR FOR DEATH BENEFIT OPTION 3. The Cumulative Policy Factor, if elected by the Owner, is an amount calculated as (1) multiplied by
(2) accumulated monthly from the later of the Date of Issue of this policy or the effective date of change in Death Benefit Option, where:

(1) is the applicable monthly rate from the table then used by the Internal Revenue Service (IRS) to determine the economic benefit attributable to life insurance coverage, or an alternative table permitted by the IRS, as selected by the Owner; and

(2)  is the Specified Amount divided by 1,000.

Unless DEATH BENEFIT OPTION 2 OR 3 is elected, the Owner will be deemed to have elected DEATH BENEFIT OPTION 1.

CHANGES IN INSURANCE COVERAGE. The Owner may effect a change in coverage under this policy, subject to the consent of Lincoln Life and the following conditions:

1.   GENERAL
     Lincoln Life will require the Owner to submit a supplemental application for any change in coverage. The policy will be endorsed and supplemental POLICY SPECIFICATIONS will be sent to the Owner once the change is completed.

2.   DECREASE IN SPECIFIED AMOUNT
     The Owner may decrease the Specified Amount of this policy at any time, subject to IRS guidelines. The Owner cannot reduce the Specified Amount below $250,000.

     The decrease in Specified Amount will take effect on the Monthly Anniversary Day on or next following the date on which the Owner's request In Writing is received at the Administrator Mailing Address. If Death Benefit Option 3 is in effect, a decrease in Specified Amount will reduce the Death Benefit Option 3 Limit.

     The decrease will reduce any past increases in the reverse order in which they occurred.

3.   INCREASE IN SPECIFIED AMOUNT

     The Owner may make a minimum increase of $1,000 to the Specified Amount of this policy at any time subject to satisfactory evidence of insurability. The Date of Issue of any increase will be shown in the supplemental POLICY SPECIFICATIONS sent to the Owner.

     If Lincoln Life approves the request, the increase will become effective upon (i) the Monthly Anniversary Day that coincides with or next follows the date Lincoln Life approves the request, and (ii) the deduction from the Accumulation Value (in proportion to the then current account values of the Fixed and/or Variable Sub-Accounts) of the first month's Cost of Insurance for the increase, using the Insureds' then Ages as the issue age for such coverage provided both Insureds are alive on such day. If Death Benefit Option 3 is in effect, an increase in Specified Amount will increase the Death Benefit Option 3 Limit, unless requested otherwise by the Owner.

4.   CHANGE IN DEATH BENEFIT OPTION

     The Owner may change the Death Benefit Option after the first Policy Year subject to satisfactory evidence of insurability. The change will take effect on the Monthly Anniversary Day on or next following the date on which the Owner's request In Writing is received at the Administrator Mailing Address.

     (a)  Change from Option 1 to Option 2

          The Specified Amount will be reduced by the Accumulation Value as of the effective date of change.

     (b)  Change from Option 1 to Option 3

          The Specified Amount will not change.
     (c)  Change from Option 2 to Option 1

          The Specified Amount will be increased by the Accumulation Value as of the effective date of change.

     (d)  Change from Option 2 to Option 3

          The Specified Amount will be increased by the Accumulation Value as of the effective date of change.

     (e)  Change from Option 3 to Option 1

          The Specified Amount will be increased by Accumulated Premiums less the Cumulative Policy Factor (if elected) at the time of change.

     (f) Change from Option 3 to Option 2 and the Accumulation Value is greater than the Accumulated Premium less the Cumulative Policy Factor (if elected)

          The Specified Amount will be reduced by the Accumulation Value less Accumulated Premiums plus the Cumulative Policy Factor (if elected), as of the effective date of change.

     (g) Change from Option 3 to Option 2 and the Accumulation Value is less than Accumulated Premium less the Cumulative Policy Factor (if elected).

          The Specified Amount will be increased by the Accumulated Premium less the Cumulative Policy Factor (if elected), less the Accumulation Value as of the effective date of change.

RIGHT TO CONVERT. The Owner may convert this policy to a substantially comparable flexible premium adjustable life insurance policy without evidence of insurability for an amount of insurance not exceeding the death benefit of the variable life insurance policy on the date of conversion.

PAID-UP INSURANCE OPTION. At any time, the Owner may transfer all of the Variable Account Value to the Fixed Account and then surrender the policy for reduced guaranteed nonparticipating paid-up insurance. No monthly administrative fees would apply to such paid-up insurance. The amount of paid-up insurance will be that which the surrender value will purchase when applied as a net single premium at the Insured's then attained age using the guaranteed interest and mortality basis set forth under the "Basis of Computations" provision of the policy. The paid-up insurance will not include any supplementary or additional benefits provided by rider under the original policy.

                               GENERAL PROVISIONS

ENTIRE CONTRACT. The policy and the application for the policy constitute the entire contract between the parties. All statements made in the application shall be deemed representations and not warranties. No statement may be used in defense of a claim under the policy unless it is contained in the application and a copy of the application is attached to the policy when issued.

Only the President, a Vice President, an Assistant Vice President, a Secretary, a Director or an Assistant Director of Lincoln Life may execute or modify the policy.

The policy is executed at the Administrator Mailing Address located on the front cover of the policy.

NON-PARTICIPATION.  The policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM. Due Proof of Death must be furnished to Lincoln Life within 30 days or as soon as reasonably possible after the death of each Insured. Such notice shall be given by or on behalf of the Owner to Lincoln Life at its Administrator Mailing Address located on the front cover of the policy.

PAYMENT OF PROCEEDS. Proceeds, as used in this policy, means the amount payable
(a) upon the surrender of this policy, or (b) upon the Second Death.

The amount payable upon receipt of due proof of the Second Death will be the Death Benefit Proceeds as of the date of death. (See INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT PROCEEDS.) Death Benefit Proceeds are payable from the Administrator Mailing Address upon the Second Death subject to the receipt of Due Proof of Death for both Insureds and will include interest as required by any applicable state law. If the Second Death occurs during the GRACE PERIOD, Lincoln Life will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the GRACE PERIOD, reduced by any overdue Monthly Deductions.

If the policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

The proceeds are subject to the further adjustments described in the following provisions:

1.   Misstatement of Age or Sex;

2.   Incontestability; and

3.   Suicide.

When settlement is made, Lincoln Life may require return of the policy. Proceeds will be paid in a lump sum unless an Optional Method of Settlement is elected.

DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, surrender, or partial surrenders will be paid within 7 days of Lincoln Life's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. Additionally, Lincoln Life reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by Lincoln Life; during any such deferred period, the amount payable will bear interest as required by law.

MISSTATEMENT OF AGE OR SEX. If the Age or sex of either of the Insureds is misstated, Lincoln Life will adjust all benefits to the amounts that would have been purchased for the correct Ages and sexes according to the basis specified in SCHEDULE 3.

SUICIDE. If either Insured commits suicide within 2 years from the Date of Issue, the surviving Insured may convert this policy to a single life flexible variable life insurance policy. If the second of the Insureds to die commits suicide within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid, less (a) any Indebtedness against the policy and (b) the amount of any partial surrenders. If the second of the Insureds to die commits suicide within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the policy.

INCONTESTABILITY. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the lifetime of both Insureds for 2 years from its Date of Issue. This means that Lincoln Life will not use any misstatement in the application to challenge a claim or contest liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of both Insureds.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be (a) limited for a period of 2 years from the date of reinstatement and (b) limited to material misrepresentations made in the reinstatement application.

EFFECT ON PREMIUM AND ACCUMULATION VALUE PROVISIONS UPON THE DEATH OF THE FIRST INSURED TO DIE. There will be no changes in the status and Accumulation Value of this policy upon the death of the first Insured to die.

EFFECT OF WAIVER OF PROVISIONS. If, at some time, Lincoln Life chooses not to enforce a policy provision, it still retains the right to enforce that provision at any other time. To be effective, a waiver of any terms of the policy must be In Writing and signed by a person authorized by Lincoln Life to waive such terms.

ANNUAL REPORT. Lincoln Life will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current Death Benefit Proceeds,
(b) the current policy values, (c) premiums paid and all deductions made since the last report, and (d) outstanding policy loans, and (e) any other information required by the Insurance Superintendent of New York .

PROJECTION OF BENEFITS AND VALUES. Lincoln Life will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, if any.

CHANGE OF PLAN. This policy may be exchanged for another policy only if Lincoln Life consents to the exchange and all requirements for the exchange, as determined by Lincoln Life, are met.

However, the Owner may exchange the policy for separate single life policies on each of the Insureds under any of the following circumstances:

(1) a change in the Internal Revenue Code (IRC) that would result in a less favorable tax treatment of the Insurance provided under this policy,

(2)  the Insureds are legally divorced while this policy is in force, or

(3)  the Insureds' business is legally dissolved while the policy is in force.

Such policy split is subject to all of the following conditions:

(1) both Insureds are alive and the policy is in force at the time of the change in circumstances noted above,

(2)  evidence of insurability satisfactory to Lincoln Life is furnished, unless
     (a) the exchange is applied for within 12 months of the enactment of the change in the IRC, or (b) the exchange is applied for within 24 months of the date of legal divorce with the split to become effective after 24 months following the date of legal divorce,

(3) the amount of insurance of each new policy is not larger than one half of the amount of insurance then in force under this policy, and

(4)  any other requirements as determined by Lincoln Life are met.

The new policy will not take effect until the date all such requirements are met. The premium for each new policy is determined according to Lincoln Life's rates then in effect for that policy based on each Insured's then Age, sex and underwriting class, if available. If either Insured's underwriting class is not available on a single-life basis, the new policy for that Insured cannot be issued unless satisfactory evidence of insurability is provided for an underwriting class that is available.

POLICY CHANGES - APPLICABLE LAW. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, Lincoln Life reserves the right to return any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by Lincoln Life. Further, Lincoln Life reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.

                         OPTIONAL METHODS OF SETTLEMENT

This rider is made part of the policy to which it is attached as of the Date of Issue. Upon written request, the Company will agree to pay in accordance with any one of the options shown below all or part of the net proceeds that may be payable under the policy.

If any income optional settlement provides for instalment payments for a given age of payee for an amount which would be the same for different periods certain, Lincoln Life will deem that an election has been made for the longest period certain for such age and amount.

While an Insured is alive, the request, including the designation of the payee, may be made by the Owner. At the time the Death Benefit Proceeds become payable under the policy, the request, including the designation of the payee, may then be made by the Beneficiary. Once Income Payments have begun, the policy cannot be surrendered and the payee cannot be changed, nor can the settlement option be changed.

PAYMENT DATES. The first Income Payment under the settlement option selected will become payable on the date proceeds are settled under the option. Subsequent payments will be made on the first day of each month in accordance with the manner of payment selected.

MINIMUM PAYMENT AMOUNT. The settlement option elected must result in an Income Payment at least equal to the minimum payment amount in accordance with the Company's rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval that will provide the minimum payment amount. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable.

INCOME PAYMENTS. Income Payments will remain constant pursuant to the terms of the settlement option(s) selected. The amount of each Income Payment shall be determined in accordance with the terms of the settlement option and the table(s) set forth in this rider, as applicable. The mortality table used is the 1983 Individual Annuitant Mortality (IAM) Table "a" and 3% interest. In determining the settlement amount, the settlement age of the payee will be reduced by one year when the first installment is payable during the 1990's, reduced by two years when the first installment is payable during the decade 2000-2009, and so on.

FIRST OPTION: LIFE ANNUITY. An annuity payable monthly to the payee during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.

SECOND OPTION: LIFE ANNUITY WITH CERTAIN PERIOD. An annuity providing monthly income to the payee for a fixed period of 60, 120, 180, or 240 months (as selected), and for as long thereafter as the payee shall live.

THIRD OPTION: ANNUITY CERTAIN. An amount payable monthly for the number of years selected which may be from 5 to 30 years.

FOURTH OPTION: AS A DEPOSIT AT INTEREST. The Company will retain the proceeds while the payee is alive and will pay interest annually thereon at a rate of not less than 3% per year. Upon the payee's death, the amount on deposit will be paid.

EXCESS INTEREST. At the sole discretion of the Company, excess interest may be paid or credited from time to time in addition to the payments guaranteed under any Optional Method of Settlement.

ADDITIONAL OPTIONS. Any proceeds payable under the policy may also be settled under any other method of settlement offered by the Company at the time of the request.

                                      Lincoln Life & Annuity Company of New York

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - MALE

----------------------------------------------------------- ---------------------------------------------------------
 SETTLEMENT AGE OF       NUMBER OF INSTALMENTS CERTAIN       SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST                                               PAYEE NEAREST
      BIRTHDAY              60      120      180     240          BIRTHDAY           60      120     180      240
----------------------------------------------------------- ---------------------------------------------------------
  AGE     LIFE ANNUITY                                       AGE   LIFE ANNUITY
   10         $2.87       $2.87   $2.87     $2.87   $2.87    35        $3.44       $3.44    $3.44    $3.43    $3.41
   11          2.89        2.89    2.89      2.88    2.88    36         3.48        3.48     3.48     3.46     3.45
   12          2.90        2.90    2.90      2.90    2.90    37         3.52        3.52     3.52     3.50     3.48
   13          2.92        2.92    2.91      2.91    2.91    38         3.57        3.56     3.56     3.54     3.52
   14          2.93        2.93    2.93      2.93    2.92    39         3.61        3.61     3.60     3.58     3.56

   15          2.95        2.95    2.95      2.94    2.94    40         3.66        3.65     3.65     3.63     3.60
   16          2.96        2.96    2.96      2.96    2.96    41         3.71        3.70     3.69     3.67     3.64
   17          2.98        2.98    2.98      2.98    2.97    42         3.76        3.75     3.74     3.72     3.68
   18          3.00        3.00    3.00      2.99    2.99    43         3.81        3.81     3.79     3.77     3.73
   19          3.02        3.02    3.01      3.01    3.01    44         3.87        3.86     3.85     3.82     3.77

   20          3.04        3.04    3.03      3.03    3.03    45         3.93        3.92     3.90     3.87     3.82
   21          3.06        3.05    3.05      3.05    3.05    46         3.99        3.98     3.96     3.92     3.87
   22          3.08        3.08    3.07      3.07    3.07    47         4.05        4.05     4.02     3.98     3.92
   23          3.10        3.10    3.09      3.09    3.09    48         4.12        4.11     4.09     4.04     3.97
   24          3.12        3.12    3.12      3.11    3.11    49         4.19        4.18     4.15     4.10     4.03

   25          3.14        3.14    3.14      3.14    3.13    50         4.27        4.26     4.22     4.17     4.08
   26          3.17        3.17    3.16      3.16    3.15    51         4.34        4.33     4.30     4.23     4.14
   27          3.19        3.19    3.19      3.19    3.18    52         4.43        4.41     4.37     4.30     4.20
   28          3.22        3.22    3.22      3.21    3.20    53         4.51        4.50     4.45     4.37     4.26
   29          3.25        3.25    3.24      3.24    3.23    54         4.60        4.59     4.54     4.45     4.32

   30          3.28        3.28    3.27      3.27    3.26    55         4.70        4.68     4.62     4.53     4.39
   31          3.31        3.31    3.30      3.30    3.29    56         4.80        4.78     4.72     4.61     4.45
   32          3.34        3.34    3.33      3.33    3.32    57         4.91        4.89     4.82     4.69     4.51
   33          3.37        3.37    3.37      3.36    3.35    58         5.03        5.00     4.92     4.78     4.58
   34          3.41        3.41    3.40      3.39    3.38    59         5.15        5.12     5.03     4.87     4.65
----------------------------------------------------------- ---------------------------------------------------------


---------------------------------------------------------
 SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST
      BIRTHDAY           60      120      180     240
---------------------------------------------------------
 AGE   LIFE ANNUITY
 60        $5.28        $5.25   $5.14    $4.96    $4.71
 61         5.43         5.39    5.27     5.06     4.78
 62         5.58         5.53    5.39     5.16     4.84
 63         5.74         5.69    5.53     5.26     4.90
 64         5.91         5.85    5.66     5.36     4.96

 65         6.10         6.03    5.81     5.46     5.02
 66         6.30         6.21    5.96     5.56     5.08
 67         6.51         6.41    6.12     5.66     5.13
 68         6.73         6.62    6.28     5.77     5.18
 69         6.97         6.84    6.44     5.86     5.23

 70         7.23         7.07    6.61     5.96     5.27
 71         7.51         7.32    6.79     6.05     5.31
 72         7.80         7.58    6.96     6.14     5.34
 73         8.12         7.85    7.14     6.23     5.37
 74         8.46         8.14    7.32     6.31     5.40

 75         8.82         8.45    7.50     6.38     5.42
 76         9.21         8.76    7.67     6.45     5.44
 77         9.63         9.10    7.84     6.51     5.45
 78        10.08         9.44    8.01     6.57     5.47
 79        10.56         9.80    8.17     6.62     5.48

 80        11.07        10.17    8.33     6.66     5.49
 81        11.62        10.55    8.48     6.70     5.49
 82        12.20        10.94    8.61     6.73     5.50
 83        12.82        11.33    8.74     6.76     5.50
 84        13.47        11.73    8.86     6.79     5.51

 85        14.17        12.12    8.97     6.81     5.51
---------------------------------------------------------

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - FEMALE

----------------------------------------------------------- ---------------------------------------------------------
 SETTLEMENT AGE OF       NUMBER OF INSTALMENTS CERTAIN       SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST                                               PAYEE NEAREST
      BIRTHDAY             60      120      180     240           BIRTHDAY           60      120     180      240
----------------------------------------------------------- ---------------------------------------------------------
  AGE     LIFE ANNUITY                                       AGE   LIFE ANNUITY
   10         $2.80       $2.80   $2.80     $2.80   $2.80    35        $3.26       $3.26    $3.26    $3.25    $3.24
   11          2.81        2.81    2.81      2.81    2.81    36         3.29        3.29     3.29     3.28     3.27
   12          2.82        2.82    2.82      2.82    2.82    37         3.32        3.32     3.32     3.31     3.30
   13          2.83        2.83    2.83      2.83    2.83    38         3.35        3.35     3.35     3.34     3.33
   14          2.85        2.85    2.85      2.84    2.84    39         3.39        3.39     3.38     3.38     3.37

   15          2.86        2.86    2.86      2.86    2.86    40         3.42        3.42     3.42     3.41     3.40
   16          2.87        2.87    2.87      2.87    2.87    41         3.46        3.46     3.46     3.45     3.43
   17          2.89        2.89    2.89      2.88    2.88    42         3.50        3.50     3.50     3.49     3.47
   18          2.90        2.90    2.90      2.90    2.90    43         3.54        3.54     3.54     3.53     3.51
   19          2.92        2.92    2.92      2.91    2.91    44         3.59        3.59     3.58     3.57     3.55

   20          2.93        2.93    2.93      2.93    2.93    45         3.64        3.63     3.63     3.61     3.59
   21          2.95        2.95    2.95      2.95    2.94    46         3.68        3.68     3.67     3.66     3.63
   22          2.96        2.96    2.96      2.96    2.96    47         3.73        3.73     3.72     3.71     3.68
   23          2.98        2.98    2.98      2.98    2.98    48         3.79        3.79     3.77     3.76     3.72
   24          3.00        3.00    3.00      3.00    2.99    49         3.84        3.84     3.83     3.81     3.77

   25          3.02        3.02    3.02      3.02    3.01    50         3.90        3.90     3.89     3.86     3.82
   26          3.04        3.04    3.04      3.03    3.03    51         3.97        3.96     3.95     3.92     3.88
   27          3.06        3.06    3.06      3.06    3.05    52         4.03        4.03     4.01     3.98     3.93
   28          3.08        3.08    3.08      3.08    3.07    53         4.10        4.10     4.08     4.04     3.99
   29          3.10        3.10    3.10      3.10    3.09    54         4.18        4.17     4.15     4.11     4.04

   30          3.13        3.13    3.12      3.12    3.12    55         4.25        4.25     4.22     4.18     4.11
   31          3.15        3.15    3.15      3.14    3.14    56         4.34        4.33     4.30     4.25     4.17
   32          3.18        3.18    3.17      3.17    3.16    57         4.42        4.41     4.38     4.32     4.23
   33          3.20        3.20    3.20      3.20    3.19    58         4.52        4.51     4.47     4.40     4.30
   34          3.23        3.23    3.23      3.22    3.22    59         4.61        4.60     4.56     4.48     4.37
----------------------------------------------------------- ---------------------------------------------------------

---------------------------------------------------------
 SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST
      BIRTHDAY           60      120      180     240
---------------------------------------------------------
 AGE   LIFE ANNUITY
 60        $4.72        $4.70   $4.66    $4.57    $4.44
 61         4.83         4.81    4.76     4.66     4.51
 62         4.95         4.93    4.87     4.75     4.58
 63         5.08         5.05    4.98     4.85     4.65
 64         5.21         5.18    5.10     4.95     4.72

 65         5.36         5.32    5.22     5.05     4.79
 66         5.51         5.47    5.36     5.16     4.86
 67         5.67         5.63    5.50     5.26     4.93
 68         5.85         5.80    5.65     5.37     5.00
 69         6.04         5.98    5.80     5.49     5.06

 70         6.25         6.18    5.97     5.60     5.12
 71         6.47         6.39    6.14     5.71     5.18
 72         6.71         6.62    6.32     5.83     5.23
 73         6.98         6.86    6.50     5.94     5.28
 74         7.26         7.12    6.69     6.04     5.32

 75         7.57         7.40    6.89     6.14     5.35
 76         7.90         7.69    7.09     6.24     5.39
 77         8.26         8.01    7.29     6.33     5.41
 78         8.65         8.34    7.49     6.41     5.43
 79         9.08         8.70    7.69     6.49     5.45

 80         9.54         9.07    7.89     6.55     5.47
 81        10.03         9.47    8.08     6.61     5.48
 82        10.58         9.88    8.26     6.66     5.49
 83        11.16        10.31    8.43     6.70     5.49
 84        11.80        10.75    8.59     6.74     5.50

 85        12.48        11.20    8.74     6.77     5.50
---------------------------------------------------------


ANNUITY CERTAIN TABLE FOR EACH $1,000 APPLIED

----------------------------------------------------------- ---------------------------------------------------------
     NUMBER OF YEARS          AMOUNT OF EACH INSTALMENT        NUMBER OF YEARS         AMOUNT OF EACH INSTALMENT
      DURING WHICH                                               DURING WHICH
   INSTALMENTS WILL BE                                       INSTALMENTS WILL BE
          PAID                 ANNUAL          MONTHLY               PAID               ANNUAL           MONTHLY
----------------------------------------------------------- ---------------------------------------------------------
              5                $211.99         $17.91                 12                 $97.54           $8.24
              6                 179.22          15.14                 13                  91.29            7.71
              7                 155.83          13.16                 14                  85.95            7.26
              8                 138.31          11.68                 15                  81.33            6.87
              9                 124.69          10.53                 16                  77.29            6.53
             10                 113.82           9.61                 17                  73.74            6.23
             11                 104.93           8.86                 18                  70.59            5.96
----------------------------------------------------------- ---------------------------------------------------------

---------------------------------------------------------
   NUMBER OF YEARS         AMOUNT OF EACH INSTALMENT
     DURING WHICH
 INSTALMENTS WILL BE
         PAID               ANNUAL           MONTHLY
---------------------------------------------------------
          19                 $67.78           $5.73
          20                  65.26            5.51
          25                  55.76            4.71
          30                  49.53            4.18
---------------------------------------------------------

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS
   Non-Participating Variable life insurance payable upon death of the second
                                Insured to die.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
  Flexible premiums payable to when the younger Insured reaches or would have reached Age 100 or the death of the second Insured to die, whichever is earlier.
                Investment results reflected in policy benefits.
          Premium Payments and Supplementary Coverages as shown in the
                             Policy Specifications.